SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

|X|  Preliminary information statement


                              GLOBAL BIOTECH CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                        PRELIMINARY INFORMATION STATEMENT
                            DATED: December 14, 2007

                              GLOBAL BIOTECH CORP.
                           4030 St. Ambroise Suite 211
                            Montreal, Quebec H4C 2C7
                                Tel: 514-935-8589
                              INFORMATION STATEMENT

This information statement (the " Information Statement ") is furnished to the shareholders of Global Biotech Corp., a Delaware corporation (the "Company"), with respect to certain corporate actions of the Company.

The corporate actions involve five proposals (individually a "Proposal" and collectively the "Proposals"):

     1. To elect the directors, each to serve until the next annual meeting of the Company's shareholders or until their successors are duly elected and qualified;

     2. To give the Board of Directors authorization to raise the Company's authorized common shares from 70 million common shares to 260 million common shares.

     3. To authorize the Board of Directors, should it decide, to do a consolidation of its shares capital (reverse split), in a ratio of between 3:1 and 7:1, based on the Board's decision of what would create the greatest possible value for the company and its shareholders.

     4. The approval of an amendment to the Company's Certificate of Incorporation authorizing 80,000,000 shares of blank check preferred stock.

     5. To approve an amendment to the Company's Certificate of Incorporation to change its name from Sword Comp-Soft Corp. to Global Biotech Corp.

ONLY THE COMPANY'S SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON December 13, 2007 (THE "RECORD DATE") ARE ENTITLED TO NOTICE OF THE PROPOSAL. MEMBERS OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS WHO, AS OF THE RECORD DATE, WILL COLLECTIVELY HOLD IN EXCESS OF 50% OF THE COMPANY'S 67,265,500 ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE ON THE PROPOSALS HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF THE PROPOSALS. AS A RESULT, THE PROPOSALS SHOULD BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDERS OF THE COMPANY.

                       BY ORDER OF THE BOARD OF DIRECTORS


                        LOUIS GRECO, PRESIDENT, DIRECTOR

Montreal, Quebec
December 14, 2007


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                         ABOUT THE INFORMATION STATEMENT

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This information statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on the record date of corporate action to be taken pursuant to the affirmative vote of the majority of common stock outstanding at the record date. Pursuant to the acceptance by the shareholders of the majority of the common shares outstanding and in the case of the election of directors the plurality of the shares present at the meeting, the company is expected to act upon certain corporate matters outlined in this information statement, which action is expected to take place during January 2008, consisting of (1) the election of directors; (2) the raising of the Company's authorized common shares, $0.0001 par value, from 70 million to 260 million shares; (3) the authorization to the Board of Directors, only should it decide and when it decides that it will be in the best interest of the Company to do so, to consolidate the share capital by a ratio of between 3:1 and 7:1.; (4) the authorization of 80 million shares of blank check preferred stock; (5) approve the corporate name change to Global Biotech Corp.

WHO IS ENTITLED TO VOTE?

Each outstanding share of common stock as of record on the close of business on the record date, December 13, 2007, will be entitled to notice of each matter to be voted upon; however, a principal shareholder of the Company will hold in excess of fifty percent (50%) of the Company's 67,265,500 issued and outstanding shares of common stock and has indicated that it will vote in favor of the proposals. Under Delaware corporate law, all the activities requiring shareholder approval my be taken by obtaining the written consent and approval of 50.01% of the holders of voting stock in lieu of a meeting of the shareholders. No action by the minority shareholders in connection with the proposals is required. As per Section 14 of the Securities Exchange Act of 1934, Global Biotech Corp. will mail to all shareholders of record the information set forth in this Information Statement.

WHAT CORPORATE MATTERS WILL THE SHAREHOLDERS VOTE ON?

     1. To elect the directors, each to serve until the next annual meeting of the Company's shareholders or until their successors are duly elected and qualified;
     2. To give the Board of Directors authorization to amend the Company's Certificate of Incorporation and raise the authorized common shares from 70 million to 260 million common shares.
     3. To authorize the Board of Directors, should it decide, to do a consolidation of its shares capital (reverse split), in a ratio of between 3:1 and 7:1, based on the Board's decision of what would create the greatest possible value for the company and its shareholders.
     4. The approval of an amendment to the Company's Certificate of Incorporation authorizing 80,000,000 shares of blank check preferred stock.
     5. To approve an amendment to the Company's Certificate of Incorporation to change its name from Sword Comp-Soft Corp. to Global Biotech Corp.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

ELECTION OF DIRECTORS.

For the election of directors, the affirmative vote of a plurality of the votes of the shares present at the meeting.

TO RAISE THE AUTHORIZATION OF COMMON SHARES FROM 70 MILLION TO 260 MILLION SHARES,TO GIVE THE AUTHORIZATION TO THE BOARD OF DIRECTORS TO CONSOLIDATE THE SHARE CAPITAL BY A RATIO OF BETWEEN 3:1 TO 7:1,SHOULD THEY DEEM IT IN THE INTEREST OF THE COMPANY, TO AUTHORIZE 80 MILLION SHARES OF BLANK CHECK PREFERRED STOCK AND TO CHANGE OUR CORPORATE NAME

For the above-mentioned proposals, the affirmative vote of a majority of the shares of common stock, outstanding on the record date, will be required for approval.

As of December 13, 2007, other than the persons identified below, no person owned beneficially more than five percent (5%) of the Company's common stock. There are no other classes or series of capital stock outstanding. As of December 13, 2007, the Company had 67,265,500 shares of common stock outstanding.

                         COMMON STOCK BENEFICIALLY OWNED

NAME/ADDRESS                               NUMBER OF SHARES         PERCENT

First Link Associates                        13,700,000             20.37%
362 Road Town
Tortola, British Virgin Islands

Jomuc Holdings                                9,100,000             13.53%
1623 Buttonwood Bay
Belize City, Belize

Arrangedcap Corp.                             7,900,000             11.74%
Corporate Center
Bush Hills, Barbados

Advanced Fluid Technologies                  18,000,000             26.76%
2149 Grand Trunk
Montreal, Canada

DIRECTORS AND EXECUTIVE OFFICERS

The following table presents certain information regarding the beneficial ownership of all shares of common stock at December 13, 2007 for each executive officer and director of the Company. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of December 13, 2007, the Company had 67,265,500 shares of common stock outstanding.

                         COMMON STOCK BENEFICIALLY OWNED

NAME AND ADDRESS                             NUMBER                PERCENT

Louis Greco (1)                              20,000                 0.00%
4030 St. Ambroise Suite 211
Montreal, Quebec H4C 2C7


Perry Choiniere (1)                          50,000                 0.00%
4030 St. Ambroise Suite 211
Montreal, Quebec H4C 2C7

All Officers and Directors as a Group        70,000                 0.00%

(1) All Officers and Directors use the corporate address

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We are not aware of any other instances for the most recent fiscal year when an executive officer, director or owner of more than ten percent (10%) of the outstanding shares of common stock failed to comply with reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

PROPOSAL 1 - ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

The Board of Directors of the Company currently consists of five seats. Each director holds office until the first annual meeting of shareholders following their election or appointment and until their successors have been duly elected and qualified. At present, the Company's bylaws require no fewer than one director. Upon the election of the nominated slate of directors, there will be two vacancies on the Board of Directors.

The Board of Directors has nominated Louis Greco, Perry Choiniere, and Giuseppe Daniele for election as directors. The nominees for directors have previously served as members of the Board of Directors of the Company and have consented to serve such term.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

DIRECTORS

Louis Greco, Age 53

Mr. Greco received his B. Comm. from McGill University in Montreal, Canada in 1974. Mr. Greco has been involved with a variety of consumer- oriented industries in his 30 years in business. From a fiscal point of view, he was a branch manager of the National Bank from 1975-1980. During the next decade, to 1990, he was the manager of a chain of video outlets, as well as involved with sales. From 1990 to 1995, he co-owned a retail food establishment. Between 1996 and present he has worked as sales consultant to the national divisions of 2 multinational office technology corporations, Minolta (Canada) and Panasonic Canada. Mr. Greco's management, sales and financial skills will greatly aid Global.
Appointed to the Board on November 1, 2003

Perry Choiniere , Age 43

Mr. Choiniere has been involved in a number of consumer oriented ventures for more than 20 years. He started his career in the customer service field for a large provider of heating oil to residential and commercial users. For most of the next 2 decades he either managed or ran several businesses involved in the maintenance and construction sectors, dealing directly with the public but also being responsible for the day to day administration of the aforesaid businesses. For the last 4 years to date, he has been involved with the negotiations and sales of products, both domesticly and internationally, in the pharmaceutical and nutritional industries. To Global he brings a broad knowledge of running a business and an expertise in dealing with the consumer.
Appointed to the Board on May 15, 2006

Giuseppe Daniele - Age 44

Mr. Daniele received his BA in History and Political Science, at McGill University in Montreal and Law degree from the University of Sherbrooke. He has been practicing law since 1987, at Bissonet, Mecandante, Daniele making partner in 1989. In recent years Mr. Daniele has specialized in financial transactions, LC's, bank guarantees, debentures, stocks and bonds and is highly skilled in contract and acquisition negotiations. In 2004, Mr. Daniele joined Millenia Hope Inc. to advise on their corporate business and has been a director of that Company since 2005.
Appointed to the Board August 15,2007


MEETINGS

During the Company's fiscal year ending November 30, 2006, the Board of Directors met on 1 occasion. All the directors, who were a part of the Board of Directors during the fiscal year, attended at least 75% of the total number of meetings of the Board, during their tenure.

None of the directors or officers is an adverse party to any proceeding in connection with Global Biotech Corp..

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Executive Compensation" there are no material transactions with any of our directors, officers or control persons that have occurred during the last fiscal year.

COMPENSATION OF DIRECTORS

The Board of Directors has not received compensation for acting as a director

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years ended November 30, 2006, 2005, 2004, to the Company's named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to any executive officer during these fiscal years.

  SUMMARY COMPENSATION TABLE

                                    Annual Compensation                           Long-Term Compensation
                                    -------------------                           ----------------------
                         Fiscal     Salary     Bonus      Other Annual         Restricted         Securities
Name and Principal       Year                             Compensation         Stock Award(s)     Underlying
Position                                                                                          Options
Anthony Ierfino          2006       $     0       0            0                     0               0
(former CEO, President-  2005       $95,000       0            0                     0               0
Director)                2004       $40,000       0            0                     0               0


No other Officer received any sort of Compensation in 2004, 2005 or 2006 or 2007

COMMITTEES OF THE BOARD OF DIRECTORS

We do not currently have a Nominating, Audit or Compensation Committee. The Board does not believe that it is necessary to have a Nominating Committee because it believes that the functions of a Nominating Committee can be adequately performed by its Board of Directors.

NOMINATING COMMITTEE

The Company does not have a separately designated standing nominating committee or a committee performing similar functions. The entire Board of Directors of the Company acts as the nominating committee and selects candidates to stand for election as members of the Board of Directors.

The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrates an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Committee also examines a candidate's specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. Candidates may be identified through various means including by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, by the retention of third party consultants to assist in this process, and by considering director candidates recommended by shareholders although no formal procedures for submitting names of candidates has been adopted. In considering candidates, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration other factors it determines to be relevant, such as the number of shares held by a recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to Global Biotech Corp., 4030 St. Ambroise Suite 211, Montreal, Quebec H4C 2C7. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate's accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board of Directors recommends that stockholders initiate any communications with the Board in writing and send them in care of the Chief Operating Officer
(COO). Stockholders can send communications by fax to (514) 935-9758 or by mail too Global Biotech Corp., 4030 St. Ambroise Suite 211, Montreal, Quebec H4C 2C7. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the COO to forward such correspondence only to the intended recipients; however, the Board has also instructed the COO, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.



Proposal 2: Amendment to the Certificate of Incorporation

The Company's Board of Directors proposes an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock, par value $0.0001 per share, from 70,000,000 shares to 260,000,000 shares.

There are certain advantages and disadvantages of voting for an increase in the Company's authorized common stock.

The advantages include:

The ability to raise capital by issuing capital stock. Should such an opportunity arise, and be deemed in the best interest of our shareholders, the Company would be able to act upon it immediately without seeking further shareholder approval.

The disadvantages include:

Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

The approval of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desire. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have materials anti-takeover consequences.

The amendment to the Company's Certificate of Incorporation provides for the authorization of 190,000,000 additional shares of our Company's common stock. As of December 13,2007, 67,265,500 shares of the Company's common stock were issued and outstanding.

The amendment to the Company's Certificate of Incorporation shall be filed with Delaware Secretary of State so that the first paragraph of Article IV of the Certificate in Incorporation shall be as follows:

"The total number of shares of common stock which this corporation is authorized to issue is: Two hundred and Sixty Million ( 260,000,000) shares with par value of ($0.0001) per share."

The Company Board of Directors believes that it is desirable to have additional authorized shares of common stock available for possible future financings, possible future acquisitions and other general corporate purposes. The Company does not have any current arrangement or commitment for further financings or acquisitions. Having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholder's meeting. Although such issuance of additional shares with respect to future financing and acquisitions would dilute existing shareholders, management believes that such transaction would increase the value of the Company to its shareholders.

At present the Company has no plans, whatsoever, to issue any of the shares that would be authorized from the proposal to raise the authorization shares from 70 million to 260 million. We currently have 70,000,000 shares authorized, 67,265,500 shares outstanding; we have not reserved shares for any reason. At the present, the Company has no specific plans to issue any more shares.

PROPOSAL 3:  Consolidation of it's share capital (reverse split)

To authorize the Board of Directors, should it decide, to do a consolidation of its share capital (reverse split), in a ratio of between 3:1 and 7:1, based on the Board's decision of what would create the greatest possible value for the company and its shareholders.
There are certain advantages and disadvantages of voting for the reverse split:

The advantages include:

     o This will mean that if the consolidation of it's share capital (reverse split) is approved there will be fewer common shares of the corporation outstanding. Fewer outstanding issued shares will give us the potential for a higher E.P.S., and consequently, we expect, a higher stock price, once we are listed for trading.
     o Management and the Board of Directors believe that fewer shares, with a higher trading share price will create more credibility for the company and consequently will facilitate the raising of capital if needed which will permit the implementation of new projects in order to create more value for all shareholders.

     The disadvantages include:

     o A reduced number of shares held by our existing shareholders. If our shares do not maintain a price that is higher than prior to this reverse split, the existing shareholders would have less value.
     o At present, the Company has no plans to issue any of the additional shares that would become available as a result of a reverse split. The Company will round up any fractional shares to the next whole integer. Shareholders would retain any odd lots as their shareholdings of Global Biotech Corp. and the Company will not be paying any cash in lieu of odd lots.

PROPOSAL 4 - AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Company's Board of Directors proposes an amendment to the Company's Certificate of Incorporation to authorize 80,000,000 shares of blank check preferred stock, par value $0.0001 per share.

There are certain advantages and disadvantages of voting for an increase in the Company's authorized preferred stock.
 The advantages include:

     o    The ability to raise capital by issuing capital stock.

     o The ability to fulfill our Company's obligations by having capital stock available should we, in the future, issue any options, warrants or convertible debentures.

The disadvantages include:

     o Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

     o The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

The amendment to the Company's Certificate of Incorporation shall be filed with the Delaware Secretary of State so that the second paragraph of Article IV of the Certificate of Incorporation shall be as follows:

"The total number of shares of preferred stock which this corporation is authorized to issue is: Eighty Million (80,000,000) shares with a par value of ($0.0001) per share. The preferred stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions."

The Company's Board of Directors believes that it is desirable to have authorized shares of preferred stock available for possible future financings, possible future acquisition transactions and other general corporate purposes. The Company does not have any current arrangement or commitment for financing or acquisitions. Having such authorized shares of preferred stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders' meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

PROPOSAL 5 -APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The amendment to the Company's Certificate of Incorporation, to change the corporate name to Global Biotech Corp., shall be filed with the Delaware Secretary of State so that the first paragraph of Article IV of the Certificate of Incorporation shall be as follows:
            The name of the Corporation is: Global Biotech Corp.

We feel that the new proposed corporate name, as opposed to our current one, more properly reflects the business areas that we want to be in.

DESCRIPTION OF SECURITIES COMMON STOCK

The current authorized capital stock of the Company consists of 70,000,000 shares of common stock, par value $0.0001 per share. As of December 13, 2007, the Company had 67,265,500 shares of common stock issued and outstanding. Each share of the Company's common stock entitles the holder to one vote on each matter submitted to a vote of shareholders, including the election of directors. There is no cumulative voting. The holders of the Company's common stock are entitled to receive rateably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore.

Holders of the Company's common stock have no pre-emptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Company's common stock. In the event of liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share rateably in all assets remaining after payment of liabilities. Additional information can be found in our Certificate of Incorporation and our Bylaws, which were filed as exhibits to our registration statement on Form SB-2 filed with the SEC on October 19, 2000.

OPTIONS, WARRANTS, OTHER CONVERTIBLE SECURITIES

OPTIONS

There are no outstanding options.

WARRANTS

There are no outstanding warrants.

TRANSFER AGENT AND REGISTRAR

The Company's transfer agent is Intercontinental Registrar & Transfer Agency Inc., 900 Buchanan Blvd, Boulder City, Nevada 89005.

Its telephone number is (702) 293-6717.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

Authorized but unissued shares of common stock, if approved, would be available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

INDEPENDENT ACCOUNTANTS

The firm of Chang G. Park CPA served as our Company's independent accountants for the fiscal year ended November 30, 2006 in connection with the audit.

AUDIT FEES

The aggregate fees billed for professional services rendered was $9,000 for the audit of the Company's annual financial statement for the year ended November 30, 2006 and reviews of its interim financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

For the fiscal year ended November 30, 2006 there were $-0- in fees billed for professional services by the Company's independent auditors rendered in connection with, directly or indirectly, operating or supervising the operation of its information system or managing its local area network.

ALL OTHER FEES

There was $0 in fees billed for other services by the principal accountant for the fiscal year ended November 30, 2006.

ADDITIONAL INFORMATION

INCORPORATION BY REFERENCE

Certain financial and other information required pursuant to Item 13 of the Proxy Rules is incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended November 30, 2006.

AVAILABILITY OF FORM 10-KSB

A copy of our annual Report on Form 10-KSB for the fiscal year ended November 30, 2006, which has been filed with the Securities and Exchange Commission, including the financial statements, will be provided without charge to any Stockholder or beneficial owner of our Common Stock upon written request to Perry Choiniere, Chief Operating Officer, 4030 St. Ambroise Suite 211, Montreal, Quebec H4C 2C7.

BY ORDER OF THE BOARD OF DIRECTORS


                                                                 /s/ Louis Greco
                                                              ------------------
                                                                     Louis Greco
                                                                       President

Montreal, Quebec
December 14, 2007








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